Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	12,732,592 (3)	$1.38 (2)	$17,507,314.00 (2)	$1,929 (2)
Common Stock, par value $0.0001 per share	1,017,550 (4)	$1.17 (5)	$1,189,261.56 (5)	$131 (5)
Total	13,750,142		$18,696,575.56	$2,060

(1)

Pursuant to Rule 416(a) under the Act, this Registration Statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)

Computed in accordance with Rules 457(c) and 457(h) under the Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on April 28, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC).

(3)

Represents shares issuable pursuant to the Movella Holdings Inc. 2022 Stock Incentive Plan (the “SIP”), which number includes (i) 6,105,301 shares of Common Stock plus (ii) 939,911 reserved shares of Common Stock not issued or subject to outstanding grants under the 2019 Plan (as defined below) as of February 10, 2023 and (iii) 5,687,380 shares of Common Stock underlying outstanding awards previously granted under Movella Inc.’s 2009 Equity Incentive Plan (the “2009 Plan”) and Movella Inc.’s 2019 Equity Incentive Plan (the “2019 Plan” and, collectively with the 2009 Plan, the “Predecessor Plans”) that were cancelled and exchanged by the Registrant for awards under the SIP effective as of February 10, 2023 pursuant to the Business Combination Agreement, dated as of October 3, 2022, by and among Pathfinder Acquisition Corporation (“Pathfinder”), our predecessor company, Motion Merger Sub, Inc., a wholly owned subsidiary of Pathfinder incorporated in the state of Delaware, and Movella Inc., a Delaware corporation (the “Converted Awards”). To the extent that Converted Awards are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the SIP. See footnote 6 below.

(4)	Represents shares issuable pursuant to the Movella Holdings Inc. 2022 Employee Stock Purchase Plan (the “ESPP”).
(5)

Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on the on the Nasdaq Global Select Market on April 28, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC). Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the purchase date.